Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3/A (No. 333-219567) and S-8 (No. 333-222003) and the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-208097) of Nabriva Therapeutics plc (formerly known as Nabriva Therapeutics AG) of our report dated March 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the merger between entities under common control described in Note 1 as to which the date is March 16, 2018, relating to the financial statements, which appears in this Form 10-K.

/s/ Alexandra Rester
Alexandra Rester
Austrian Certified Public Accountant

/s/ PwC Wirtschaftsprüfung GmbH
Vienna, Austria
March 16, 2018